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                                                                     EXHIBIT 5.1




                                             July 12, 2000



TNP Enterprises, Inc.
4100 International Plaza
PO Box 2943
Fort Worth, Texas 76109
Facsimile:  (817) 731-3127
Attention:  Michael Blanchard,
            Vice President and General Counsel

               Re:   TNP Enterprises, Inc.
                     Proposed Exchange Offer

Ladies and Gentlemen:

     We are acting as counsel to TNP Enterprises, Inc., a Texas corporation (the "Company"), in connection with the Company's proposed offer to exchange its Series B 10.25% senior subordinated notes due 2010 (the "Registered Notes") for its outstanding Series A 10.25% senior subordinated notes due 2010 which were issued under the Indenture (the "Indenture") dated as of April 7, 2000, between the Company and The Bank of New York, as Trustee, as supplemented by the First Supplemental Indenture thereto. The Registered Notes will be issued pursuant to the Indenture, as supplemented by a Second Supplemental Indenture between the Company and The Bank of New York, as Trustee. In connection with the proposed exchange offer, the Company proposes to file a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission for the purpose of registering the Registered Notes under the Securities Act of 1933, as amended.

     We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.
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     Based on the foregoing and having regard to legal considerations which we deem relevant, and subject to the proposed additional proceedings being taken as now contemplated by us as your counsel and as contemplated by the Indenture and the Second Supplemental Indenture prior to the issuance of the Registered Notes in exchange for the Old Notes, we are of the opinion that the Registered Notes will, upon the issuance of the Registered Notes in exchange for the Old Notes in the manner described in the Registration Statement, assuming due authorization, execution and delivery under Texas law, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (x) may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws of general applicability affecting the enforcement of creditors' rights generally, and (y) the enforceability thereof may be limited by the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

     We do not express any opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement under "Legal Matters."

                                        Very truly yours,

                                        MILBANK, TWEED, HADLEY & McCLOY LLP



MDD/RH

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